As filed with the Securities and Exchange Commission on January 29, 2004
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                RAMP CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                                               84-112331
-------------------------------                           -------------------
(State or other jurisdiction of                            (I.R.S. Employer
Incorporation or organization)                            Identification No.)

                              THE GRAYBAR BUILDING
                        420 LEXINGTON AVENUE, SUITE 1830
                            NEW YORK, NEW YORK 10170
                                 (212) 697-2509
        -----------------------------------------------------------------
               (Address, including zip code, and telephone number,
        Including area code, of registrant's principal executive offices)


                                 DARRYL R. COHEN
                              THE GRAYBAR BUILDING
                        420 LEXINGTON AVENUE, SUITE 1830
                            NEW YORK, NEW YORK 10170
                                 (212) 697-2509
        -----------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)


                                    Copy to:

                           Martin Eric Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                                                                PROPOSED
                                                                       PROPOSED MAXIMUM          MAXIMUM              AMOUNT OF
          TITLE OF EACH CLASS                        AMOUNT TO          OFFERING PRICE          AGGREGATE           REGISTRATION
    OF SECURITIES TO BE REGISTERED                BE REGISTERED(1)        PER SHARE          OFFERING PRICE           FEE(8)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...         9,336,000(2)(3)        $ 0.79(4)$           7,375,440.00        $   934.47
Common Stock, $.001 par value per share...         3,916,981(5)           $ 0.79(4)$           3,094,415.00        $   392.06
Common Stock, $.001 par value per share...         3,173,968              $ 0.79(7)$           2,507,434.72        $   317.69
Common Stock, $.001 par value per share...           750,000(2)(6)        $ 0.79(7)$             592,500.00        $    75.07
Common Stock, $.001 par value per share...         1,695,250(2)(6)        $ 0.79(7)$           1,339,247.50        $   169.68
Total Registration Fee ...................                                                                         $ 1,888.97
------------------------------------------------------------------------------------------------------------------------------------

----------
(1) Represents the shares of common stock being registered for resale by the selling stockholders and the number of shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and the exercise of warrants to purchase shares of our common stock by the selling stockholders.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of shares by Ramp resulting from stock splits, stock dividends or similar transactions.

(3) Represents 120% of the number of shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act; based on the average ($0.79) of the closing bid ($0.78) and asked ($0.80) price on the American Stock Exchange on January 26, 2004.

(5)      Represents shares of our common stock.

(6) Represents the number of shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of
         (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(8) Calculated pursuant to Section 6(b) of the Securities Act based upon Proposed Maximum Aggregate Offering Price multiplied by .0001267.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us, the selling stockholders or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

                 SUBJECT TO COMPLETION, DATED JANUARY 29, 2004.

PROSPECTUS

                                RAMP CORPORATION
                        18,872,199 SHARES OF COMMON STOCK

         This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to an aggregate of 18,872,199 shares of our common stock, including:

      o 9,336,000 shares issuable upon conversion of our Series A Convertible Preferred Stock at an initial conversion price of $0.40 cents per share;
      o     3,916,981 shares of our common stock;
      o 750,000 shares issuable upon the exercise of warrants with an initial exercise price of $0.70 cents per share;
      o 3,173,968 shares issuable upon the exercise of warrants with an initial exercise price of $0.61 cents per share; and
      o 1,695,250 shares issuable upon the exercise of warrants with an initial exercise price of $0.30 cents per share.

         The conversion price of our Series A Convertible Preferred Stock and the exercise prices of the warrants are subject to adjustment under certain circumstances. Please see the sections of this prospectus titled "Description of the Transactions", "Plan of Distribution" and "Description of Our Securities" for more information about the terms and conditions of our Series A Convertible Preferred Stock and warrants.

         We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of warrants to purchase shares to be sold hereunder. See "Use of Proceeds".

         We have agreed to pay the expenses in connection with the registration of these shares.

         Our common stock is traded on the American Stock Exchange under the symbol "RCO". On January 26, 2004, the closing price of our common stock was reported as $0.80 cents per share.

         INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS JANUARY __, 2004.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................9
USE OF PROCEEDS................................................................9
DESCRIPTION OF THE TRANSACTIONS...............................................10
SELLING STOCKHOLDERS..........................................................12
DESCRIPTION OF SECURITIES.....................................................14
PLAN OF DISTRIBUTION..........................................................19
INDEMNIFICATION OF OFFICERS AND DIRECTORS.....................................20
WHERE YOU CAN FIND MORE INFORMATION ABOUT US..................................21
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................21
LEGAL MATTERS.................................................................22
EXPERTS.......................................................................22

                               PROSPECTUS SUMMARY

         The following summary highlights aspects of the offering and the information incorporated by reference in this prospectus. This prospectus does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, related notes and the other more detailed information appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise indicated, "we", "us", "our" and similar terms, as well as references to the "Company" and "Ramp", refer to Ramp Corporation and its subsidiaries and not to the selling securityholders. All industry statistics incorporated by reference in this prospectus were obtained from data prepared or provided by recognized industry sources.

                                RAMP CORPORATION

         Ramp Corporation (formerly known as Medix Resources, Inc.), through its wholly-owned HealthRamp subsidiary, provides Internet based communication, data integration, and transaction processing designed to provide access to safer and better healthcare. Ramp's products enable communication of high value-added healthcare information among physician offices, hospitals, health management organizations, and health insurance companies.

         We have limited revenues from current operations and are funding the development and deployment of our products through the sales of our securities. See "Risk Factors".

         Because of our continuing losses, and the lack of certain sources of capital to fund our development of connectivity products, our independent accountants included a "going concern" uncertainty in their audit report on our audited financial statements for the year ended December 31, 2002. The "going concern" uncertainty signifies that significant questions exist about our ability to continue our business. See "Risk Factors".

         Our principal executive office is located at 420 Lexington Avenue, Suite 1830, New York, New York 10170, and our telephone number is (212) 697-2509.

                                  THE OFFERING

--------------------------------------------------------------------------------
Common stock offered by selling
security holders                          18,872,199

Use of Proceeds                           We will not receive any proceeds from
                                          the sale of shares in this offering.
                                          We may receive up to $2,969,695 upon
                                          exercise of the warrants.

American Stock Exchange Symbol            RCO
--------------------------------------------------------------------------------

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

         WE HAVE INCURRED AND REPORTED NET LOSSES. The Company has reported net losses of ($9,014,000), ($10,636,000) and ($5,415,000) for the years ended
December 31, 2002, 2001, and 2000, respectively, and a net loss of ($11,633,000) for the nine months ended September 30, 2003. At September 30, 2003, we had an accumulated deficit of ($53,573,000). These losses and negative operating cash flow have caused our accountants to include a "going concern" qualification in their report in connection with their audits of our financial statements for the years ended December 31, 2001 and 2002, respectively.

         WE RELY ON INVESTMENTS AND FINANCINGS TO PROVIDE WORKING CAPITAL. While we believe that we can continue to sell our securities to raise the cash needed to continue operating until cash flow from operations can support our business, there can be no assurance that this will occur. There can be no assurance that additional investments in our securities or other debt or equity financings will be available to us on favorable terms, or at all, to adequately support the development and deployment of our technology. Moreover, failure to obtain such capital on a timely basis could result in lost business opportunities. We currently have 400,000,000 shares of common stock authorized for issuance under our restated certificate of incorporation, and as of December 31, 2003, had 144,305,822 outstanding shares of common stock and 51,041,345 shares of common stock reserved for issuance under options, warrants and shares of our convertible preferred stock and convertible debentures outstanding on such date.

         THE SUCCESS OF THE DEVELOPMENT, DISTRIBUTION AND DEPLOYMENT OF OUR TECHNOLOGY IS DEPENDENT TO A SIGNIFICANT DEGREE ON OUR KEY MANAGEMENT AND TECHNICAL PERSONNEL. We believe that our success will also depend upon our ability to attract, motivate and retain highly skilled, managerial, sales and marketing, and technical personnel, including software programmers and systems architects skilled in the computer languages in which our technology operates. Competition for such personnel in the software and information services industries is intense. The loss of key personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our results of operations, financial condition or business.

         WE EXPECT TO CONTINUE TO EXPERIENCE LOSSES, UNTIL SUCH TIME AS OUR TECHNOLOGY CAN BE SUCCESSFULLY DEPLOYED AND PRODUCES REVENUE. The continuing development, marketing and deployment of our technology will depend upon our ability to obtain additional financing. Our technology is in the development stage and has generated limited recurring revenues to date. We are funding our operations now through the sale of our securities.

         WE MAY NOT BE ABLE TO RETAIN OUR LISTING ON THE AMERICAN STOCK EXCHANGE. The American Stock Exchange has not notified us of any listing concerns. However, should our common stock trade at a low price for a substantial period of time or should the American Stock Exchange consider our circumstances for continued listing in a negative light, we may not be able to retain our listing. The American Stock Exchange has certain listing requirements in order for the Company to continue to have its common stock traded on this exchange. Although the American Stock Exchange does not identify a specific minimum price per share that the Company's stock must trade above or any other rigid standards compelling delisting, the Company may risk delisting if its common stock trades at a low price per share for a substantial period of time or if it fails to meet the financial condition, result of operations, market capitalization or other financial or non-financial standards considered by the American Stock Exchange. Trading in our common stock after a delisting, if any, would likely be conducted in the over-the-counter markets in the so-called "pink sheets" or on the National Association of Securities Dealers' Electronic Bulletin Board. As a consequence of a delisting our shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock and our common stock would become substantially less attractive as collateral for margin and purpose loans, for investment by financial institutions under their internal policies or state investment laws or as consideration in future capital raising transactions.

         ALTHOUGH WE HAVE HAD OPERATIONS SINCE 1988, BECAUSE OF OUR MOVE AWAY FROM TEMPORARY HEALTHCARE STAFFING TO PROVIDE HEALTHCARE CONNECTIVITY SOLUTIONS AT THE POINT OF CARE, WE HAVE A RELATIVELY SHORT OPERATING HISTORY IN THE HEALTHCARE CONNECTIVITY SOLUTIONS BUSINESS AND LIMITED FINANCIAL DATA TO EVALUATE OUR BUSINESS AND PROSPECTS. In addition, our business model is likely to continue to evolve as we attempt to develop our product offerings and enter new markets. As a result, our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that are attempting to move into new markets and continuing to innovate with new and unproven technologies. We are still in the process of gaining experience in marketing physician connectivity products, providing support services, evaluating demand for products, financing a technology business and dealing with government regulation of health information technology products. While we are putting together a team of experienced executives, they have come from different backgrounds and may require some time to develop an efficient operating structure and corporate culture for our Company.

         THE SUCCESS OF OUR PRODUCTS AND SERVICES IN GENERATING REVENUE MAY BE SUBJECT TO THE QUALITY AND COMPLETENESS OF THE DATA THAT IS GENERATED AND STORED BY THE PHYSICIAN OR OTHER HEALTHCARE PROFESSIONALS AND ENTERED INTO OUR INTERCONNECTIVITY SYSTEMS, INCLUDING THE FAILURE TO INPUT APPROPRIATE OR ACCURATE INFORMATION. Failure or unwillingness by the healthcare professional to accommodate the required information may result in Ramp not being paid for its services.

         AS A DEVELOPER OF CONNECTIVITY TECHNOLOGY PRODUCTS, WE WILL BE REQUIRED TO ANTICIPATE AND ADAPT TO EVOLVING INDUSTRY STANDARDS AND NEW TECHNOLOGICAL DEVELOPMENTS. The market for our technology is characterized by continued and rapid technological advances in both hardware and software development, requiring ongoing expenditures for research and development, and timely introduction of new products and enhancements to existing products. The establishment of standards is largely a function of user acceptance. Therefore, such standards are subject to change. Our future success, if any, will depend in part upon our ability to enhance existing products, to respond effectively to technology changes, and to introduce new products and technologies that are functional and meet the evolving needs of our clients and users in the healthcare information systems market.

         THE MARKET FOR OUR CONNECTIVITY PRODUCTS IN THE HEALTHCARE INFORMATION SYSTEMS HAS BEEN SLOW TO DEVELOP DUE TO THE LARGE NUMBER OF PRACTITIONERS WHO ARE RESISTANT TO CHANGE, AS WELL AS THE FINANCIAL INVESTMENT AND WORKFLOW INTERRUPTIONS ASSOCIATED WITH CHANGE, PARTICULARLY IN A PERIOD OF RISING
PRESSURE TO REDUCE COSTS IN THE MARKETPLACE. We are currently devoting significant resources toward the development of products. There can be no assurance that we will successfully complete the development of these products in a timely fashion or that our current or future products will satisfy the needs of the healthcare information systems market.

         CERTAIN OF OUR PRODUCTS PROVIDE APPLICATIONS THAT RELATE TO PATIENT MEDICATION HISTORIES AND TREATMENT PLANS. Any failure by our products to provide and maintain accurate, secure and timely information could result in product liability claims against us by our clients or their affiliates or patients. We maintain insurance that we believe currently is adequate to protect against claims associated with the use of our products, but there can be no assurance that our insurance coverage would adequately cover any claim asserted against us. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. Certain of our products are subject to compliance with the Health Insurance Portability and Accountability Act. Failure to comply with the Health Insurance Portability and Accountability Act may have a material adverse effect on the business.

         THE HEALTHCARE AND MEDICAL SERVICES INDUSTRY IN THE UNITED STATES IS IN A PERIOD OF ONGOING CHANGE AND UNCERTAINTY. Governmental programs have been proposed, and some adopted, from time to time, to reform various aspects of the U.S. healthcare delivery system. Major legislation is now before the U.S. Congress and may be adopted in some form. Some of these programs contain proposals to increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our physician users and customers. Particularly, compliance with the Health Insurance Portability and Accountability Act and related regulations are causing the healthcare industry to incur substantial cost to change its procedures. Although we expect these regulations to have the beneficial effect of spurring adoption of our software products, we cannot predict with any certainty what impact, if any, these and future healthcare reforms might have on our business.

         WE HAVE BEEN GRANTED CERTAIN PATENT RIGHTS, TRADEMARKS AND COPYRIGHTS RELATING TO OUR SOFTWARE. However, patent and intellectual property legal issues for software programs, such as the our products, are complex and currently evolving. Since patent applications are secret until patents are issued in the United States, or published in other countries, we cannot be sure that we are first to file any patent application. In addition, there can be no assurance that competitors, many of which have far greater resources than we do, will not apply for and obtain patents that will interfere with our ability to develop or market product ideas that we have originated. Furthermore, the laws of certain foreign countries do not provide the protection to intellectual property that is provided in the United States, and may limit our ability to market our products overseas. We cannot give any assurance that the scope of the rights we have are broad enough to fully protect our technology from infringement.

         LITIGATION OR REGULATORY PROCEEDINGS MAY BE NECESSARY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, SUCH AS THE SCOPE OF OUR PATENT. Such litigation and regulatory proceedings are very expensive and could be a significant drain on our resources and divert resources from product development. There is no assurance that we will have the financial resources to defend our patent rights or other intellectual property from infringement or claims of invalidity. We have been notified by a party that it believes our pharmacy product may infringe on patents that it holds. We have retained patent counsel who has made a preliminary investigation and determined that our product does not infringe on the identified patents. At this time no legal action has been instituted.

         WE ALSO RELY UPON UNPATENTED PROPRIETARY TECHNOLOGY AND NO ASSURANCE CAN BE GIVEN THAT OTHERS WILL NOT INDEPENDENTLY DEVELOP SUBSTANTIALLY EQUIVALENT PROPRIETARY INFORMATION AND TECHNIQUES OR OTHERWISE GAIN ACCESS TO OR DISCLOSE OUR PROPRIETARY TECHNOLOGY OR THAT WE CAN MEANINGFULLY PROTECT OUR RIGHTS IN SUCH UNPATENTED PROPRIETARY TECHNOLOGY. No assurance can be given that efforts to protect such information and techniques will be successful. The failure to protect our intellectual property could have a material adverse effect on our operating results, financial position and business over the long term.

         AS OF DECEMBER 31, 2003, WE HAD 144,305,822 SHARES OF COMMON STOCK OUTSTANDING. AS OF THAT DATE, APPROXIMATELY 51,041,345 SHARES WERE ISSUABLE UPON THE EXERCISE OF OPTIONS, WARRANTS OR OTHER RIGHTS, AND THE CONVERSION OF CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE DEBENTURES THEN OUTSTANDING. Most of these shares will be immediately saleable upon exercise or conversion under registration statements we have filed with the SEC. The exercise prices of options, warrants or other rights to acquire common stock presently outstanding range from $0.01 per share to $4.97 per share. During the respective terms of the outstanding options, warrants, preferred stock and other outstanding derivative securities, the holders are given the opportunity to profit from a rise in the market price of the common stock, and the exercise of any options, warrants or other rights may dilute the book value per share of the common stock and put downward pressure on the price of the common stock. The existence of the options, conversion rights, or any outstanding warrants may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders of such securities are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise or conversion of such securities.

         WE HAVE RAISED SUBSTANTIAL AMOUNTS OF CAPITAL IN PRIVATE PLACEMENTS FROM TIME TO TIME. The securities offered in such private placements were not registered with the SEC or any state agency in reliance upon exemptions from such registration requirements. Such exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of such exemptive provisions, investors would have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek such rescission or prevail in any such suit, we could face severe financial demands that could materially and adversely affect our financial position. Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our common stock currently trades on the American Stock Exchange, as well as the issuance of warrants or convertible securities at a discount to market price.

         INVESTORS IN OUR SECURITIES MAY SUFFER DILUTION. The issuance of shares of common stock, or shares of common stock underlying warrants or preferred stock sold in this offering will dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. The sale of common stock acquired at a discount could have a negative impact on the market price of the common stock and could increase the volatility in the market price of the common stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock. The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock. Those additional issuances of our common stock would result in a reduction of your percentage interest in Ramp.

         HISTORICALLY, OUR COMMON STOCK HAS EXPERIENCED SIGNIFICANT PRICE FLUCTUATIONS. One or more of the following factors influence these fluctuations:

            o unfavorable announcements or press releases relating to the technology sector;

            o regulatory, legislative or other developments affecting Ramp or the healthcare industry generally;

            o conversion of our preferred stock and convertible debt into common stock at conversion rates based on then current market prices or discounts to market prices, of our common stock and exercise of options and warrants at below current market prices;

            o sales by those financing Ramp through convertible securities which have been registered with the SEC and may be sold into the public market immediately upon receipt; and

            o market conditions specific to technology and internet companies, the healthcare industry and general market conditions.

         IN ADDITION, IN RECENT YEARS THE STOCK MARKET HAS EXPERIENCED SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many healthcare related technology companies. Factors such as those cited above, as well as other factors that may be unrelated to our operating performance, may adversely affect the price of our common stock.

         TRADING OF OUR COMMON STOCK MAY BE SUBJECT TO THE PENNY STOCK RULES UNDER THE SECURITIES EXCHANGE ACT OF 1934 UNLESS AN EXEMPTION FROM SUCH RULES IS AVAILABLE. Broker-dealers making a market in our common stock will be required to provide disclosure to their customers regarding the risks associated with our common stock, the suitability for the customer of an investment in our common stock, the duties of the broker-dealer to the customer and information regarding bid and asked prices for our common stock, and the amount and description of any compensation the broker-dealer would receive in connection with a transaction in our common stock. The application of these rules may further result in fewer market makers making a market in our common stock and further restrict the liquidity of our common stock.

         WE HAVE NOT HAD EARNINGS, BUT IF EARNINGS WERE AVAILABLE, IT IS OUR GENERAL POLICY TO RETAIN ANY EARNINGS FOR USE IN OUR OPERATION. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future despite the recent reduction of the federal income tax rate on dividends. Any payment of cash dividends on our common stock in the future will be dependent upon our financial condition, results of operations, current and anticipated cash requirements, preferred rights of holders of preferred stock, plans for expansion, as well as other factors that the Board of Directors deems relevant. In addition, the holders of our outstanding Series A Convertible Preferred Stock will receive a preference to holders of our common stock with respect to the distribution of dividends. We anticipate that our future financing agreements may prohibit the payment of common stock dividends without the prior written consent of those investors.

         WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US, WHICH COULD RESULT IN LOWER REVENUES. The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, competing technologies and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which could result in reduced or negative margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors which include established companies with significant financial resources, we would not be able to generate sufficient revenues to grow our company or reverse our history of operating losses. In addition, we may have to increase expenses to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time intensive process. Further, if other companies choose to aggressively compete against us, we may have to increase expenses on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These lower prices and higher expenses would adversely affect our operations and cash flows.

         AS WITH ANY BUSINESS, GROWTH IN ABSOLUTE AMOUNTS OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES OR THE OCCURRENCE OF EXTRAORDINARY EVENTS COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY AND ADVERSELY FROM THE RESULTS CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. Budgeting and other management decisions are subjective in many respects and thus susceptible to incorrect decisions and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our marketing, capital expenditures or other budgets, which may, in turn, affect our results of operations. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

         IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING INFORMATION INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY US OR ANY OTHER PERSON THAT OUR OBJECTIVES OR PLANS FOR THE COMPANY WILL BE ACHIEVED.

                           FORWARD-LOOKING STATEMENTS

         Certain information contained in this prospectus and the documents incorporated by reference into this prospectus include forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act), which mean that they relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, our growth strategies or business plans or other facts that have not yet occurred. Such statements can be identified by the use of forward-looking terminology such as "might," "may," "will," "could," "expect," "anticipate," "estimate," "likely," "believe," or "continue" or the negative thereof or other variations thereon or comparable terminology. The above risk factors contain discussions of important factors that should be considered by prospective investors for their potential impact on forward-looking statements included in this prospectus and in the documents incorporated by reference into this prospectus. These important factors, among others, may cause actual results to differ materially and adversely from the results expressed or implied by the forward-looking statements.

                                 USE OF PROCEEDS

         The selling security holders will receive the net proceeds from the sale of shares. We will not receive any of the proceeds from any sale of the shares by the selling security holders. However, we will receive the proceeds from the cash exercise of warrants to purchase certain of the shares offered hereunder. If all warrants covered hereby are exercised for cash in accordance with their terms, we would receive gross proceeds of $2,969,695. Any such gross proceeds will be used for working capital purposes.

                         DESCRIPTION OF THE TRANSACTIONS

         On October 1, 2002, we entered into a Consulting Agreement with Mr. Benjamin Mayer, which agreement was amended by our mutual agreement on December 4, 2003 (as amended, the "Consulting Agreement"), whereby Mr. Mayer agreed to perform financial advisory services to us. In connection with the Consulting Agreement, as a portion of compensation owed to Mr. Mayer and in addition to payment in cash of $100,000 from us to Mr. Mayer, we agreed to issue to Mayer & Associates LLC, an entity owned and controlled by Mr. Mayer, warrants to purchase an aggregate of 145,250 shares of our common stock, exercisable at $0.30 cents per share, for a five-year term. We also issued warrants to purchase an aggregate of 186,468 shares of our common stock exercisable at $0.61 cents per share for a five-year term. In connection with the issuance of warrants, we agreed to register the shares underlying the warrants with the SEC on a registration statement (of which this prospectus forms a part).

         From the period commencing April 22, 2003 through July 14, 2003, we entered into private placement transactions to accredited investors, consisting of thirteen individual and two institutional investors, whereby we sold an aggregate of 285,000 units at a purchase price of $2.00 per unit. Each unit consisted of ten shares of common stock and warrants, to purchase five shares of common stock. The warrants are exercisable for a five-year term. The aggregate number of shares of common stock sold in the private placement transactions was 2,850,000 and warrants to purchase 1,550,000 shares of common stock, which includes an additional 125,000 shares underlying warrants issued to one investor. We received aggregate gross proceeds of $570,000 as a result of these private placements. We agreed to register the shares of common stock and shares underlying the warrants on a registration statement (of which this prospectus forms a part).

         On November 10, 2003, in connection with an Asset Purchase Agreement (the "Asset Purchase Agreement") entered into between the Company and The Duncan Group, Inc., ("DGI"), we completed the purchase of substantially all of the tangible and intangible assets, and assumed certain liabilities, of DGI, d/b/a Frontline Physicians Exchange ("Frontline"). In connection with the Asset Purchase Agreement, we agreed to pay (a) $1,567,000 in cash at the closing, (b) $500,000 to be paid in common stock, (c) $1,500,000 to be paid in common stock which is forfeitable if Frontline's gross revenue does not total at least $1 million for the calendar year ended 2003, (d) additional cash payments equal to 15% of Frontline's gross revenue during 2003 and 2004, (e) up to an additional $1,500,000 to be paid in common stock based on the number of physician offices that are active customers of DGI who adopt our technology and generate certain revenues to us, and (f) an additional $1 million of common stock if the average annual revenue of Frontline for the calendar years ending 2003 and 2004 equals or exceeds $1,500,000. In connection with (b) and (c) above, we agreed to issue to DGI at closing such number of shares of our common stock equal in value to the specified dollar amounts above, which number of shares were based upon the average closing price of our common stock for the twenty (20) days immediately preceding the closing date. Utilizing this formula, we issued an aggregate of 3,663,004 shares of common stock to DGI at closing, which we valued at $.72 cents per share, the closing stock price on November 10, 2003, in accordance with Emerging Issues Task Force 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination. We agreed to register an aggregate of 915,751 shares of common stock on a registration statement (of which this prospectus forms a part).

         In connection with the Asset Purchase Agreement, Nancy L. Duncan and M. David Duncan, stockholders of DGI, entered into employment agreements with us. Nancy L. Duncan became an executive vice president and M. David Duncan became a senior vice president with two-year employment agreements, currently ending on November 3, 2005, which are renewable for additional one-year periods. The employment agreements provide that each officer will be compensated at an annual salary of $140,000. The agreements are terminable by either us or Ms. Duncan or Mr. Duncan, as the case may be, for any reason on ninety days notice. If Ms. Duncan or Mr. Duncan, as the case may be, is terminated by the Company without cause prior to November 3, 2005, they will be entitled to their base salary for three months or the balance of the initial term, whichever is less. Nancy L. Duncan and M. David Duncan are husband and wife and together own all of the issued and outstanding shares of The Duncan Group, Inc.

         On December 31, 2003, we entered into a Series A Convertible Preferred Stock Purchase Agreement (the "December Agreement") with Canon Ventures Limited ("Canon"), a non-US based accredited investor, which is not affiliated with the Company. Under the terms of the December Agreement, we sold to Canon an aggregate of 3,000 shares of Series A Convertible Preferred Stock for the purchase price of $3,000,000. Each share of the Series A Convertible Preferred Stock is convertible into a number of shares of common stock equal to $1000 divided by the conversion price of the Series A Convertible Preferred Stock, initially $0.40 cents per share. The total number of shares of common stock initially issuable upon conversion of the Series A Convertible Preferred Stock issued to Canon is 7,500,000. In addition, we issued to Canon warrants to purchase an aggregate of 3,100,000 shares of our common stock, 2,350,000 of which are exercisable at $0.61 cents per share and 750,000 of which are exercisable at $0.70 cents per share. The warrants have a term of five years.

         Pursuant to the Registration Rights Agreement entered into concurrently with the December Agreement, we have agreed to register the shares of common stock underlying the Series A Convertible Preferred Stock and warrants with the SEC on a registration statement (of which this prospectus forms a part) and to pay to Canon liquidated damages if the registration statement is not filed on or before January 28, 2004 or is not declared effective within 90 days following such date, an amount equal to 1% of the purchase price for each calendar month (or portion thereof) of delayed effectiveness.

         vFinance Investments, Inc. served as placement agent for sale of the Series A Convertible Preferred Stock under the December Agreement. In connection with this financing transaction, vFinance received warrants to purchase an aggregate of 637,500 shares of our common stock, at an exercise price of $0.61 cents per share. As part of vFinance's compensation, two of vFinance's managing directors, Richard Rosenblum and David Stefansky, received an aggregate of 112 shares of Series A Convertible Preferred Stock with terms identical to those contained in the preferred stock sold to Canon, initially convertible into an aggregate of 280,000 shares of common stock. Of the warrants issued to vFinance, vFinance distributed to each of Messrs. Rosenblum and Stefanksy, respectively, warrants to purchase 186,468 shares of our common stock at an exercise price of $0.61 cents. Each of the warrants has a term of five years. We agreed to register the shares of common stock underlying the Series A Convertible
Preferred Stock and warrants on a registration statement (of which this prospectus forms a part).

         Krieger & Prager, LLP served as outside legal counsel to Canon in connection with Canon's investment in the Company. In lieu of a portion of the cash compensation, we agreed to issue to Krieger & Prager, LLP the amount of 26,230 shares of common stock. We agreed to register these shares on a registration statement (of which this prospectus forms a part).

         Reference is made to the Consulting Agreement, Stock Purchase Agreement, Asset Purchase Agreement, Certificate of Designation for the Series A Convertible Preferred Stock, December Agreement, the Warrants, and Registration Rights Agreements that are filed as exhibits to the Registration Statement for more complete descriptions of the provisions that are summarized under this caption.

                              SELLING STOCKHOLDERS

         The following table sets forth the shares beneficially owned, as of January 26, 2004, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in transactions described under the heading "Description of the Transactions." Except as expressly set forth below, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

         Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, each of the selling stockholders is subject to certain limitations on the conversion of their convertible preferred stock, if any and the exercise of their warrants, if any. The most significant of these limitations is that such selling stockholder may not convert its preferred stock or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unconverted preferred stock or unexercised warrants) to exceed 4.99% of the outstanding shares of common stock.


                                                                                              Number of
                                                                                              Shares of       Percentage of
                                          Shares of Common                                   Common Stock     Common Stock
                                         Stock Owned Prior        Shares of Common            Owned After      Owned After
    Names and Addresses                     to Offering           Stock to be Sold           the Offering     the Offering
    -------------------                  ------------------       ----------------           ------------     ------------
Canon Ventures Limited (1)                  10,600,000            10,600,000 (2)(3)                 0                0
Richard Rosenblum (4)                        1,245,446               326,468 (2)(5)           918,978 (6)            *
David Stefansky (4)                          1,245,446               326,468 (2)(5)           918,978 (6)            *
vFinance Investments, Inc. (7)                 884,521               264,564 (8)              619,957 (6)            *
Mayer & Associates LLC (9)                     608,218               331,718 (2)(10)          276,500                *
The Duncan Group, Inc. (11)                    915,751               915,751                        0                0
WEC Asset Management LLC (12)                  375,000               375,000 (13)                   0                0
Joseph R. Galinski (14)                        375,000               375,000 (15)                   0                0
Paul Bowman (16)                               150,000               150,000 (17)                   0                0
Dan & Fran Berrey Living Trust (18)          1,062,492               562,500 (19)             499,992                *
Black Hills Investment Corp. (20)              907,500               187,500 (21)             720,000                *
Jeffrey Douglas Raines (22)                    375,000               375,000 (23)                   0                0
Michael S. Brown (24)                          750,000               750,000 (25)                   0                0
Josh Weinfeld (26)                             112,500               112,500 (27)                   0                0
James Ricciardi (28)                           375,000               375,000 (29)                   0                0
William H. Troxel (30)                         300,000               300,000 (31)                   0                0
Kimberley A. Hollingsworth (32)                 75,000                75,000 (33)                   0                0
Michael W. Troxel (34)                          75,000                75,000 (35)                   0                0
James R. Palmersheim (36)                      312,500               312,500 (37)                   0                0
Wayne Saker (38)                               500,000               500,000 (39)                   0                0
Krieger & Prager, LLP (40)                      26,230                26,230                        0                0

----------
* Less than 1%

(1) The selling stockholder advised us that the natural person having voting or dispositive power over such notes and the related shares of common stock is Ms. Michal Cohen. The address of the selling shareholder is 11 Lamed Hae Street, Givatayim, Israel.

(2) The numbers on the table reflect the actual number of shares issued or issuable to the selling stockholder. We are registering 120% of the shares underlying the convertible preferred stock held by the selling stockholder to include other shares of our common stock which might be issuable to the selling stockholder under the terms of the agreements between us and the selling stockholder. See the sections of this prospectus titled "Description of the Transactions" and "Description of Securities" for more information regarding our Series A Convertible Preferred Stock.

(3) Includes 7,500,000 shares issuable on conversion of Series A Convertible Preferred Stock and 3,100,000 shares issuable upon exercise of warrants to purchase shares of common stock.

(4) The selling stockholder is a Managing Director of vFinance Investments, Inc.

(5) Includes 140,000 shares of common stock issuable on conversion of Series A Convertible Preferred Stock and 186,468 shares issuable upon exercise of warrants to purchase shares of common stock.

(6) The selling stockholder may sell these shares pursuant to a separate registration statement which has been declared effective by the SEC.

(7) The selling stockholder is a registered broker-dealer, which acted as placement agent for the private placement to Canon Ventures Limited. The selling stockholder advised us that the only natural persons having voting or dispositive power over such warrants and the related shares of common stock are Leonard Sokolow and Timothy Mahoney. The address of the selling shareholder is 3010 N. Military Trail, Suite 300, Boca Raton, FL 33431.

(8) Includes shares issuable on exercise of warrants issued to the placement agent.

(9) The selling stockholder advised us that the only natural person having voting or dispositive power over such shares is Mr. Benjamin Mayer. The address of the selling stockholder is 246 12th Street, Lakewood, New Jersey 08701.

(10) Includes 331,718 shares issuable upon exercise of warrants to purchase shares of common stock.

(11) The selling stockholder advised us that the natural persons having voting or dispositive power over such shares are Mr. M. David Duncan and Mrs. Nancy L. Duncan, Chief Executive Officer and President, respectively, of the selling stockholder. The address of the selling stockholder is 9302 North Meridian Street, Suite 350, Indianapolis, Indiana 46260.

(12) The selling stockholder advised us that the natural persons having voting or dispositive power over such shares are Mr. Ethan Benovitz, Ms. Jaime Hartman and Mr. Daniel Saks, each a managing director. The address of the selling stockholder is 145 Huguenot Street, Suite 404, New Rochelle, New York 10801.

(13) Includes 125,000 shares issuable on exercise of warrants.

(14) The address of the selling stockholder is 56-44th Avenue, St. Petersburg Beach, Florida 33706.

(15) Includes 125,000 shares issuable on exercise of warrants.

(16) The address of the selling stockholder is 2141 Gulf of Mexico Drive #6, Longboat Key, Florida 34228.

(17) Includes 50,000 shares issuable on exercise of warrants.

(18) The address of the selling stockholder is P.O. Box 3500 #224, Sisters, Oregon 97759.

(19) Includes 187,500 shares issuable on exercise of warrants.

(20) The selling stockholder advised us that the only natural person having voting or dispositive power over such shares is Mr. Larry Gibson. The address of the selling stockholder is 330 S. Decatur Boulevard #1000, Las Vegas, Nevada 89107.

(21) Includes 62,500 shares issuable on exercise of warrants.

(22) The address of the selling stockholder is 3346 Fir Tree Drive S., Salem, Oregon 97302.

(23) Includes 125,000 shares issuable on exercise of warrants.

(24) The address of the selling stockholder is 16601 Ventura Boulevard, #204, Encino, California 91436.

(25) Includes 250,000 shares issuable on exercise of warrants.

(26) The address of the selling stockholder is 54 Gudz Road, Lakewood, New Jersey 08701.

(27) Includes 37,500 shares issuable on exercise of warrants.

(28) The address of the selling stockholder is 5 Hilltop Circle, Mendham, New Jersey 07945.

(29) Includes 125,000 shares issuable on exercise of warrants.

(30) The address of the selling stockholder is 916 Orchid Point Way, Vero Beach, Florida 32963.

(31) Includes 100,000 shares issuable on exercise of warrants.

(32) The address of the selling stockholder is 6805 Munford Drive, Fayetteville, North Carolina 28306.

(33) Includes 25,000 shares issuable on exercise of warrants.

(34) The address of the selling stockholder is 11645 Chancery Lane, Cincinnati, Ohio 45249.

(35) Includes 25,000 shares issuable on exercise of warrants.

(36) The address of the selling stockholder is 5129 Haydenbend Circle, Grapevine, Texas 76051.

(37) Includes 62,500 shares issuable on exercise of warrants.

(38) The address of the selling stockholder is 55 Shaw Road, Chestnut Hill, Massachusetts 02467.

(39) Includes 250,000 shares issuable on exercise of warrants.

(40) The selling stockholder advised us that the only natural person having voting or dispositive power over such shares is Mr. Samuel M. Krieger. The address of the selling stockholder is 39 Broadway, Suite 1440, New York, New York 10006.

RELATIONSHIP BETWEEN RAMP AND THE SELLING STOCKHOLDERS

         Except as disclosed in this prospectus, none of the selling stockholders are affiliates or controlled by our affiliates. Except as disclosed in this prospectus, none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates. We have separate contractual obligations to file this registration statement (of which this prospectus forms a part) with each of the selling stockholders.

                            DESCRIPTION OF SECURITIES

         Our authorized capital consists of 400,000,000 shares of common stock, par value $.001 per share, and 2,500,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2003, we had outstanding 144,305,822 shares of common stock, 3,112 shares of Series A Convertible Preferred Stock, 1 share of 1996 Preferred Stock and 75 shares of 1999 Series C Preferred Stock. As of such date, our common stock was held of record by approximately 460 persons and beneficially owned by approximately 10,000 persons.

COMMON STOCK

         Each share of common stock is entitled to one vote at all meetings of stockholders. Stockholders are not permitted to accumulate votes in the election of directors. Currently, the Board of Directors consists of six directors, who serve for staggered terms of three years, with at least two directors elected at every annual meeting. We also currently have one vacancy on our Board of Directors. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. In the event of our liquidation, dissolution or winding up, holders of the common stock will be entitled to receive on a pro rata basis all of our assets remaining after satisfaction of all liabilities and preferences of the outstanding preferred stock.

PREFERRED STOCK

         We are authorized to issue up to 2,500,000 shares of preferred stock. Our preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by stockholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions. The issuance of preferred stock could reduce the rights, including voting rights, of the holders of common stock, and, therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, thereby preserving control of Ramp Corporation by existing management.

SERIES A CONVERTIBLE PREFERRED STOCK

         As of December 31, 2003, 3,112 shares of our Series A Convertible Preferred Stock, $1.00 par value, were outstanding.

Dividends on Series A Convertible Preferred Stock

         The shares of Series A Convertible Preferred Stock bear a cumulative dividend at a rate of 6% per annum which shall accrue quarterly and be paid as and when declared by the Board of Directors. Except in certain limited circumstances, dividends may be paid by us, at our option, either through the issuance of shares of common stock or in cash. If we elect to pay the dividend in shares of common stock, we will issue a number of shares of common stock equal to the quotient of the dividend payment divided by the conversion price, which is initially $0.40 cents, which conversion price may be adjusted as set forth below if certain events occur.

Liquidation Preference on Series A Convertible Preferred Stock

         In the event of a liquidation of our company, the holders of shares of the Series A Convertible Preferred Stock are entitled to receive a liquidation payment prior to the payment of any amount with respect to the shares of our common stock. The amount of this preferential liquidation payment is $1,000 per share of Series A Convertible Preferred Stock, plus the amount of any accrued but unpaid dividends on those shares. After payment of the full liquidation preference amount, the holders of the Series A Convertible Preferred Stock will not be entitled to any further participation as such in any distribution of our assets.

Optional Conversion of Series A Convertible Preferred Stock

         The Series A Convertible Preferred Stock is convertible into common stock at any time at the option of the holder. Each outstanding share of Series A Convertible Preferred Stock is convertible into a number of shares of common stock equal to $1,000, plus any accrued but unpaid dividends, divided by the conversion price of the Series A Convertible Preferred Stock, which is initially $0.40 cents, but may be adjusted as set forth below if certain events occur. The conversion price of the Series A Convertible Preferred Stock can be adjusted downward for a period of sixty (60) days following December 31, 2003 in the event of the issuance of shares of common stock at a price less than the conversion price then in effect during such time period. If we issue equity securities for a per share price less than the conversion price of the Series A Convertible Preferred Stock, which is initially $0.40 cents, the conversion price will be adjusted to the price of the common stock sold.

Mandatory Conversion of Series A Convertible Preferred Stock

         Beginning the first date, which date shall be at least ninety (90) days, following the effective date of the registration statement which registers all of the common stock issuable upon the conversion of the Series A Convertible Preferred Stock, and provided that certain conditions described below are met, each share of Series A Convertible Preferred Stock will be automatically converted into a number of shares of common stock equal to $1,000, plus any accrued but unpaid dividends, divided by the conversion price of the Series A Convertible Preferred Stock. Mandatory conversion may only occur if the volume weighted average price of the common stock (using the Bloomberg VWAP functions) on the American Stock Exchange exceeds $1.20 (as adjusted for stock splits, stock dividends, combinations and similar transactions) for ten (10) consecutive trading days and either the registration statement governing the underlying shares of common stock is effective or the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock can be sold pursuant to Rule 144(k) of the Securities Act of 1933. The mandatory conversion date will be extended for so long as the following events have occurred and are continuing:

         o the effectiveness of the registration statement lapses for thirty (30) consecutive trading days (other than as a result of factors solely in control of the holders of the Series A Convertible Preferred Stock) and the shares of common stock into which the shares of Series A Convertible Preferred Stock are convertible cannot be sold pursuant to Rule 144(k);

         o the common stock is suspended from listing without subsequent listing on any one of, or is not listed on at least one of, the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the OTC Bulletin Board, or the New York Stock Exchange, Inc. for five (5) consecutive trading days;

         o we provide notice to the holders of Series A Convertible Preferred Stock that we will not or cannot comply with a proper conversion notice; or

         o        we fail to comply with a proper  conversion  notice within ten
                  (10) business days of receipt of that notice.

         If, however, on the mandatory conversion date, a holder is prohibited from converting all of its shares of Series A Convertible Preferred Stock as a result of the restrictions described below under "Conversion Restrictions," such shares of Series A Convertible Preferred Stock will not be converted, will remain outstanding and will continue to accrue dividends.

Conversion Restrictions

         Unless we seek and obtain stockholder approval, the number of shares of common stock we may issue upon the conversion of the shares of Series A Convertible Preferred Stock (when aggregated with the number of shares of common stock issued as dividends on the Series A Convertible Preferred Stock and upon exercise of the warrants issued to the placement agent and its affiliates for the Series A Convertible Preferred Stock financing) is limited to 23,122,355 shares (representing 19.999% of our total outstanding common stock as of December 31, 2003 immediately prior to the issuance of the Series A Convertible Preferred Stock). In addition, no holder may convert shares of Series A Convertible Preferred Stock if conversion of those shares would result in the holder owning more than 4.99% of the common stock then outstanding or would result in the holder beneficially owning more than 9.999% of the common stock then outstanding, unless the holder waives this limitation at least sixty-five
(65) days prior to the proposed conversion.

Failure to Convert

         If for any reason upon an optional or mandatory conversion we cannot issue shares of common stock which have been registered for resale pursuant to an effective registration statement, then we will be obligated to issue as many shares of common stock as we are able to issue. If we do not have enough shares of common stock to cover the conversion of all outstanding shares of Series A Convertible Preferred Stock, then with respect to the unconverted shares of Series A Convertible Preferred Stock (other than unconverted Series A Convertible Preferred Stock resulting from the restrictions described above under "Conversion Restrictions"), the holder will have the right to (i) void its conversion notice, (ii) require us to redeem the unconverted shares of Series A Convertible Preferred Stock at a price per share equal to $1,000 plus liquidated damages and accrued and unpaid dividends or (iii) require us to issue shares of common stock that have not been registered pursuant to the Securities Act. If the holder elects redemption, we may pay the redemption price either in cash or, in certain circumstances, in shares of common stock based on the quotient of the redemption price divided by the greater of 100% of the volume weighted average price of the common stock (using the Bloomberg VWAP functions) on the American Stock Exchange for the ten (10) consecutive trading days ending on the 11th trading day prior to the redemption date and the conversion price.

Redemption of Series A Convertible Preferred Stock

         The holders of Series A Convertible Preferred Stock are entitled to require us to redeem their shares of Series A Convertible Preferred Stock immediately prior to the consolidation, merger or business combination of Ramp Corporation with another entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Ramp Corporation or a consolidation, merger or other business combination in which holders of Ramp Corporation's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities), the sale or transfer of more than 50% of Ramp Corporation's assets (other than inventory in the ordinary course of business) or the closing of a purchase, tender or exchange offer made to the holders of more than 50% of the outstanding common stock. In such an event, the redemption price per share will equal $1,000 plus accrued and unpaid dividends. We may pay the redemption price in either cash or shares of common stock based on the quotient of the redemption price divided by the greater of (x) the volume weighted average price (using the Bloomberg VWAP function) of the Common Stock on The American Stock Exchange for the ten (10) trading days ending on the 11th trading day prior to the redemption date and (y) the conversion price.

         In addition, the holders of Series A Convertible Preferred Stock are entitled to redeem their shares of Series A Convertible Preferred Stock if the following events occur:

         o the effectiveness of the registration statement lapses for thirty (30) consecutive trading days (other than as a result of factors solely in control of the holders of the Series A Convertible Preferred Stock) and the shares of common stock into which the Series A Convertible Preferred Stock are convertible cannot be sold pursuant to Rule 144(k);

         o the common stock is suspended from listing without subsequent listing on any one of, or is not listed on at least one of, the American Stock Exchange, Inc., the Nasdaq National Market, the Nasdaq SmallCap Market, the OTC Bulletin Board, or the New York Stock Exchange, Inc. for five (5) consecutive trading days;

         o we provide notice to the holders of Series A Convertible Preferred Stock that we will not or cannot comply with a conversion notice that was properly executed and delivered; or

         o        we fail to comply with a proper  conversion  notice within ten
                  (10) business days of receipt of that notice (other than as a result of the restrictions described above under "Conversion Restrictions").

         With respect to the events set forth above, the redemption price per share will equal $1,000 plus accrued and unpaid dividends. If the effectiveness of the registration statement lapses, listing is suspended or the holders receive a notice that we will not or cannot comply with a conversion notice, we may choose to pay the redemption price in shares of common stock based on the quotient of the redemption price divided by the greater of (x) the volume weighted average price (using the Bloomberg VWAP function) of the Common Stock on The American Stock Exchange for the ten (10) trading days ending on the 11th trading day prior to the redemption date and (y) the conversion price. If we fail to respond to a conversion notice in a timely fashion, we must pay the redemption price in cash.

         Commencing thirty-six (36) months following the date of issuance of the Series A Convertible Preferred Stock (and so long as a registration statement covering the resale of the shares of common stock underlying the Series A Convertible Preferred Stock and related warrants is effective and none of the events listed in the four bullet points above has occurred and is continuing), we may, at our option, redeem all or any portion of the outstanding Series A Convertible Preferred Stock upon five (5) days prior written notice at a price per share of 120% of $1,000 per share of Series A Preferred Convertible Stock, plus the amount of any accrued but unpaid dividends on those shares. However, if a holder has delivered a conversion notice to us within seventy-two (72) hours of receipt of our redemption notice for all or a portion of such shares, up to 50% of the shares of Series A Convertible Preferred Stock which we have designated for redemption may be converted by the holder. In addition, if during the period between the date of our redemption notice and the redemption date a holder becomes entitled to redeem the Series A Convertible Preferred Stock as a result of a consolidation, merger or business combination of Ramp Corporation with another entity, the sale or transfer of more than 50% of our assets (other than inventory in the ordinary course of business) or the closing of a purchase, tender or exchange offer made to the holders of more than 50% of the common stock, the right of the holder with respect to the conversion will take precedence over our redemption notice.

Liquidated Damages for Failure to File and Maintain Registration Statement

         We have agreed with the holders of the Series A Convertible Preferred Stock that such stockholders will suffer damages if the registration statement of which this prospectus is a part is not declared effective by the Securities and Exchange Commission within 90 days following January 28, 2004 and if its effectiveness is not thereafter maintained by us in an agreed upon manner. We and such stockholders have stipulated to an agreed upon amount of liquidated damages to be paid to such stockholders in connection with such a failure. The agreed liquidated damages will be up to 1% of the amount of the stockholders' initial investment for each calendar month or portion thereof until the failure is cured. Liquidated damages may be paid in cash or shares of common stock, at our option.

TRANSFER AGENT AND REGISTRAR

         We have retained Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, as Transfer Agent and Registrar, for our common stock. Computershare Trust Company's telephone number is (303) 262-0600.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
      o an exchange distribution in accordance with the rules of the applicable exchange;
      o     privately negotiated transactions;
      o short sales, but, if at all, only after the effectiveness of the Registration Statement and the approval for listing by the American
            Stock Exchange of the shares of common stock offered hereby;
      o     broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
      o     a combination of any such methods of sale; and
      o     any other method permitted pursuant to applicable law.


         The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling security holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

         Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of the common stock offered hereby will be paid by the selling security holders.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         We advised the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales of the shares offered hereby.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Ramp pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file reports, proxy statements, information statements and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, from the American Stock Exchange and at the web site maintained by the SEC at http://www.sec.gov.

         We have filed the Registration Statement under the Securities Act, with respect to the securities offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof, which may be found at the locations and website referred to above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents we filed with the SEC:


      o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;
      o Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;
      o Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003;
      o Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;
      o     Our Current Report on Form 8-K, filed January 14, 2003;
      o     Our Current Report on Form 8-K, filed January 29, 2003;
      o     Our Current Report on Form 8-K, filed February 6, 2003;
      o     Our Current Report on Form 8-K, filed February 13, 2003;
      o     Our Current Report on Form 8-K, filed February 13, 2003;
      o     Our Current Report on Form 8-K, filed March 7, 2003;
      o     Our Current Report on Form 8-K, filed March 18, 2003;
      o     Our Current Report on Form 8-K, filed April 15, 2003;
      o     Our Current Report on Form 8-K, filed June 9, 2003;
      o     Our Current Report on Form 8-K, filed June 10, 2003;
      o Our Current Report on Form 8-K, filed June 26, 2003, as amended by Current Report on Form 8-K/A, filed September 4, 2003;
      o     Our Current Report on Form 8-K, filed July 1, 2003;
      o     Our Current Report on Form 8-K, filed July 10, 2003;
      o     Our Current Report on Form 8-K, filed July 28, 2003;
      o     Our Current Report on Form 8-K, filed August 12, 2003;
      o     Our Current Report on Form 8-K, filed August 22, 2003;

      o     Our Current Report on Form 8-K, filed September 2, 2003;
      o     Our Current Report on Form 8-K, filed September 10, 2003;
      o     Our Current Report on Form 8-K, filed October 17, 2003;
      o     Our Current Report on Form 8-K, filed November 10, 2003;
      o     Our Current Report on Form 8-K, filed November 19, 2003;
      o     Our Current Report on Form 8-K, filed December 11, 2003;
      o     Our Current Report on Form 8-K, filed December 11, 2003;
      o     Our Current Report on Form 8-K, filed December 18, 2003;
      o     Our Current Report on Form 8-K, filed December 23, 2003;
      o     Our Current Report on Form 8-K, filed December 24, 2003;
      o     Our Current Report on Form 8-K/A, filed January 26, 2004;
      o     Our Definitive Proxy Statement to Shareholders, dated April 4, 2003;
            and
      o     Our Definitive  Proxy Statement to  Shareholders,  dated November 6,
            2003.

         We are also incorporating by reference additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of this offering.

         If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Commission or us. Documents incorporated by reference are available from us without charge, except exhibits, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. Stockholders may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from:

                                Ramp Corporation
                               Investor Relations
                              The Graybar Building
                         420 Lexington Ave., Suite 1830
                            New York, New York 10170
                                 (212) 697-2509

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Jenkens & Gilchrist Parker Chapin LLP, 405 Lexington Avenue, New York, New York.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002 appearing in our 2002 Form 10-K have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of The Duncan Group, Inc. (d/b/a Frontline Physicians Exchange) as of and for the years ended December 31, 2002 and 2001, appearing in our current report on Form 8-K/A, filed on January 26, 2004, were audited by BDO Seidman, LLP, independent auditors, as stated in their report appearing therein, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

==================================================                           ======================================================
      We have not authorized any dealer,
salesperson or any other person to give any
information or to represent anything other than
those contained in this prospectus in connection
with the offer contained herein, and, if given
or made, you should not rely upon such
information or representations as having been
authorized by Ramp Corporation. This prospectus                                                   18,872,199
does not constitute an offer of any securities                                              SHARES OF COMMON STOCK
other than those to which it relates or an offer
to sell, or a solicitation of an offer to buy,
those to which it relates in any state to any
person to whom it is not lawful to make such
offer in such state. The delivery of this
prospectus at any time does not imply that the
information herein is correct as of any time
after the date of this prospectus.                                                             RAMP CORPORATION


          TABLE OF CONTENTS

                                             Page
                                             ----

Prospectus Summary...............................3
Risk Factors.....................................4
Forward-Looking Statements ......................9
Use of Proceeds..................................9
Description of the Transactions.................10
Selling Stockholders ...........................12                                              ------------
Description of Securities.......................14
Plan of Distribution ...........................19                                               PROSPECTUS
Indemnification of Officers and
Directors.......................................20                                              ------------
Where You Can Find More
Information About Us............................21
Incorporation of Certain Information
By Reference....................................21
Legal Matters...................................22
Experts ........................................22                                            January 29, 2004




==================================================                           ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares being registered hereby.

Securities and Exchange Commission registration fee.             $  1,888.97
Printing and engraving expenses.                                    1,000.00
Legal fees and expenses.                                           25,000.00
Accounting fees and expenses.                                       5,000.00
Transfer Agent and Trustee fees and expenses.                       1,000.00
Miscellaneous.                                                     20,000.00
                                                                 -----------

Total.                                                           $ 53,888.97
                                                                 ------------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors, and officers, employees and agents to the extent and in the manner permitted by the provisions of the laws of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Ramp pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

Exhibit
Number            Description
-------           -----------

3.1               Certificate  of  Designation  for  the  Series  A  Convertible
                  Preferred Stock.
4.1 Series A Convertible Preferred Stock Purchase Agreement, dated December 31, 2003, relating to the sale of Series A
                  Convertible Preferred Stock by and between the Company and Canon Ventures Limited ("Canon").
4.2 Form of Warrant issued to Canon at an exercise price of $0.70 cents.
4.3 Form of Warrant issued to Canon at an exercise price of $0.61 cents.
4.4 Form of Warrant issued to vFinance Investments, Inc. at an exercise price of $0.61 cents.
4.5 Form of Warrant issued to David Stefansky at an exercise price of $0.61 cents.
4.6 Form of Warrant issued to Richard Rosenblum at an exercise price of $0.61 cents.
4.7 Asset Purchase Agreement, dated November 7, 2003, by and between the Company and The Duncan Group, Inc. (incorporated by reference to Exhibit 99.1 to the Company's Form 8-K filed November 19, 2003).
4.8 Registration Rights Agreement, dated November 3, 2003, by and between the Company and The Duncan Group, Inc. (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K filed November 19, 2003).
4.9 Registration Rights Agreement, dated December 31, 2003, by and between the Company and Canon Ventures Limited.
4.10 Consulting Agreement, dated as of October 1, 2002, by and between the Company and Mr. Benjamin Mayer, as amended on December 4, 2003.
4.11 Form of Warrant issued to Mayer & Associates LLC at an exercise price of $0.61 cents.
4.12 Form of Warrant issued to Mayer & Associates LLC at an exercise price of $0.30 cents.
4.13 Form of Stock Purchase Agreement and Warrant issued to each of the investors in connection with the private placement.
5.1               Opinion of Jenkens & Gilchrist Parker Chapin LLP.
23.1              Consent of Ehrhardt Keefe Steiner & Hottman PC.
23.2              Consent of BDO Seidman, LLP.
23.3              Consent of Jenkens & Gilchrist  Parker Chapin LLP (included in
                  Exhibit 5.1).
24.1              Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (a)      To  include  any   prospectus   required  by  Section
                           10(a)(3) of the Securities Act of 1933,

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement,

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
                  Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 29, 2004.

                                          RAMP CORPORATION


                                          By: /s/ Darryl R. Cohen
                                              -----------------------------
                                              Darryl R. Cohen
                                              Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Darryl R. Cohen and Andrew Brown his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.


Signature                    Title                                                              Date
---------                    -----                                                              ----



/s/ Darryl R. Cohen          Chairman, Chief Executive Officer and Director                     January 29, 2004
---------------------        (Principal Executive Officer)
Darryl R. Cohen


/s/ Mitchell Cohen           Chief Financial Officer, Executive Vice President                  January 29, 2004
---------------------        and Secretary (Principal Financial and Accounting Officer)
Mitchell Cohen


/s/ Andrew Brown             President and Director                                             January 29, 2004
---------------------
Andrew Brown


/s/ David Friedensohn        Director                                                           January 29, 2004
---------------------
David Friedensohn


/s/ Samuel H. Havens         Director                                                           January 29, 2004
---------------------
Samuel H. Havens


/s/ J.d. Kleinke             Director                                                           January 29, 2004
---------------------
J.D. Kleinke


/s/ Jeffrey A. Stahl         Director                                                           January 29, 2004
---------------------
Jeffrey A. Stahl

                                  EXHIBIT INDEX

Exhibit
Number            Description
-------           -----------

3.1               Certificate  of  Designation  for  the  Series  A  Convertible
                  Preferred Stock.
4.1 Series A Convertible Preferred Stock Purchase Agreement, dated December 31, 2003, relating to the sale of Series A
                  Convertible Preferred Stock by and between the Company and Canon Ventures Limited ("Canon").
4.2 Form of Warrant issued to Canon at an exercise price of $0.70 cents.
4.3 Form of Warrant issued to Canon at an exercise price of $0.61 cents.
4.4 Form of Warrant issued to vFinance Investments, Inc. at an exercise price of $0.61 cents.
4.5 Form of Warrant issued to David Stefansky at an exercise price of $0.61 cents.
4.6 Form of Warrant issued to Richard Rosenblum at an exercise price of $0.61 cents.
4.7 Asset Purchase Agreement, dated November 7, 2003, by and between the Company and The Duncan Group, Inc. (incorporated by reference to Exhibit 99.1 to the Company's Form 8-K filed November 19, 2003).
4.8 Registration Rights Agreement, dated November 3, 2003, by and between the Company and The Duncan Group, Inc. (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K filed November 19, 2003).
4.9 Registration Rights Agreement, dated December 31, 2003, by and between the Company and Canon Ventures Limited.
4.10 Consulting Agreement, dated as of October 1, 2002, by and between the Company and Mr. Benjamin Mayer, as amended on December 4, 2003.
4.11 Form of Warrant issued to Mayer & Associates LLC at an exercise price of $0.61 cents.
4.12 Form of Warrant issued to Mayer & Associates LLC at an exercise price of $0.30 cents.
4.13 Form of Stock Purchase Agreement and Warrant issued to each of the investors in connection with the private placement.
5.1               Opinion of Jenkens & Gilchrist Parker Chapin LLP.
23.1              Consent of Ehrhardt Keefe Steiner & Hottman PC.
23.2              Consent of BDO Seidman, LLP.
23.3              Consent of Jenkens & Gilchrist  Parker Chapin LLP (included in
                  Exhibit 5.1).
24.1              Power of Attorney (included on signature page).